YTB International, Inc.
1901 E. Edwardsville Road
Wood River, IL 62095

To: Board of Directors – Compensation Committee

From: Robert M. Van Patten

Date: October 1, 2009

Subject: **EXECUTIVE COMPENSATION**

The Services Agreement executed by Robert M. Van Patten and YTB International, Inc. will be terminated as of October 5, 2009.

In its place, an Employee Agreement will be executed under the following terms and conditions:

1. The employee, Robert M. Van Patten will serve as Chief Executive Officer of YTB International, Inc. and be part of the Executive Team providing overall direction and management to the Company and its subsidiaries.

2. The employee will serve "at will".

3. The term of the agreement will be for twelve (12) months starting October 6, 2009 and expiring October 4, 2010.

4. The annual salary will be $300,000 payable bi-weekly.

5. The Company will provide health insurance to the employee and his spouse as well as Long Term Disability and Life Insurance.

6. A monthly car allowance of $1,000 will be paid which will cover maintenance, gas and insurance.

7. An annual performance bonus equal to 2% of the Company Earnings Before Tax, if earnings are greater than $500,000 but less than $1.5 million at fiscal year end, 2.25% if Earnings Before Tax is greater than

$1.5 million but less than $3.0 million, or 2.5% of Earnings Before Tax is greater than $3.0 million.

8. Stock grants may be issued at the discretion of the Board of Directors.

9. The employee will be granted four weeks of vacation annually.

Accepted by:

Robert M. Van Patten

Approved by:

Lou Brock, Chairman
Compensation Committee

~~Andrew Wilder~~, Member Paul Hemings
Compensation Committee

Patricia Williams, Member
Compensation Committee